March 28, 2022

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by DXP Enterprises, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Form 8-K of DXP Enterprises, Inc. dated March 28, 2022. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ McConnell & Jones LLP
Houston, Texas